Press Release Exhibit 99.2
ACUITY BRANDS
DECLARES QUARTERLY DIVIDEND
ATLANTA, January 6, 2021 - The Board of Directors of Acuity Brands, Inc. (NYSE: AYI; “Company”) today declared a quarterly dividend of 13 cents per share. The dividend is payable on February 1, 2021 to shareholders of record on January 20, 2021.
About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is a market-leading industrial technology company. We design, manufacture, and bring to market innovative products and services that make the world more brilliant, productive, and connected including building management systems, lighting, lighting controls, and location-aware applications. Based in Atlanta, Georgia, with operations across North America, Europe, and Asia, we are powered by approximately 11,000 dedicated and talented associates. Visit us at www.acuitybrands.com.

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Company Contact:
Pete Shannin
Acuity Brands, Inc.
(770) 860-2873
Pete.Shannin@acuitybrands.com